                                                                      EXHIBIT 11

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
FREMONT GENERAL CORPORATION



                                                                                YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------
                                                                            1995         1994         1993
                                                                           -------      -------      -------
                                                                    (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
PRIMARY:*
Weighted average shares outstanding                                         25,391       25,305       22,273

Net effect of dilutive stock options--based
  on the treasury stock method using
  average market price                                                         688          518          766
                                                                           -------      -------      -------
Total                                                                       26,079       25,823       23,039
                                                                           =======      =======      =======
Net income                                                                 $68,022      $55,812      $42,710
                                                                           =======      =======      =======
Per share amount                                                           $  2.61      $  2.16      $  1.85
                                                                           =======      =======      =======

FULLY DILUTED:*
Weighted average shares outstanding                                         25,391       25,305       22,273
Net effect of dilutive stock options#based
  on the treasury stock method using the
  year-end market price, if higher than
  average market price                                                         743          520          766
Assumed conversion of:
    LYONs                                                                    7,209        7,209        1,802
    7 1/4% Convertible Debentures due 2011                                       -                     3,402
                                                                           -------      -------      -------
Total                                                                       33,343       33,034       28,243
                                                                           =======      =======      =======
Net income                                                                 $68,022      $55,812      $42,710

Income adjustments for fully diluted computation:
  Add interest expense, amortization of prepaid expense and
    redemption premium, net of federal income tax effect re:
    LYONs                                                                    4,488        4,364          976
    7 1/4% Convertible Debentures due 2011                                       -            -        3,110
                                                                           -------      -------      -------
Total                                                                      $72,510      $60,176      $46,796
                                                                           =======      =======      =======
Per share amount                                                           $  2.17      $  1.82      $  1.65
                                                                           =======      =======      =======




*  Adjusted retroactively for all stock splits and dividends..